Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Ware Grove
Chief Financial Officer
-or-
Lori Novickis
Director, Corporate Relations
CBIZ, Inc.
Cleveland, Ohio
(216) 447-9000

CBIZ REPORTS 2015 FIRST-QUARTER RESULTS

REVENUE INCREASED 4.5% - UP 5.5% EXCLUDING REVENUE OF MIAMI OFFICE SOLD IN 2014

EPS of $0.38 FROM CONTINUING OPERATIONS - UP 11.8%

EPS of $0.40 ADJUSTED TO EXCLUDE SHARE COUNT IMPACT OF CONVERTIBLE NOTE

Cleveland, Ohio (April 29, 2015)—CBIZ, Inc. (NYSE: CBZ) today announced results for the first quarter ended March 31, 2015.

CBIZ reported revenue of $213.9 million for the first quarter, an increase of $9.2 million, or 4.5%, over the $204.7 million reported in 2014. When adjusted to exclude revenue from the Miami office which was sold in the fourth quarter of 2014, revenue in the first quarter increased by 5.5%. Same-unit revenue increased by $4.6 million, or 2.2%, for the first quarter of 2015, compared with the same period a year ago. Newly acquired operations, net of divestitures, contributed $4.6 million to revenue in the 2015 first quarter. CBIZ reported income from continuing operations of $19.5 million, or $0.38 per diluted share in the 2015 first quarter, compared with $18.0 million, or $0.34 per diluted share, reported in 2014. Adjusted EBITDA for the first quarter was $41.0 million, compared with $39.3 million for the 2014 first quarter.

First-quarter results include additional common stock equivalents of approximately 2.0 million in 2015 and 3.1 million in 2014, due to the accounting related to the 4.875% Convertible Notes (“2010 Notes”). Normalized to exclude the impact of the share equivalents related to the 2010 Notes, fully diluted earnings per share were $0.40 for the first quarter of 2015 and $0.36 for the first quarter of 2014.

During the first quarter, CBIZ announced the completion of one acquisition and used $9.1 million to fund acquisition-related payments including earn-out payments for prior-year acquisitions. Since the beginning of the year, the Company used $5.0 million to repurchase approximately 600,000 shares of its common stock. The outstanding balance on the Company’s $400.0 million unsecured bank line of credit at March 31, 2015, was $146.8 million, compared with a balance of $107.4 million at December 31, 2014.

Steven L. Gerard, CBIZ Chairman and CEO stated, “We are pleased to achieve 5.5% revenue growth in the first quarter when you adjust for the sale of our Miami office which occurred in the fourth quarter of 2014. We are happy to improve margins and record a nearly 12% increase in earnings per share on this revenue growth. National businesses within our Financial Services Group, including the government health care consulting business continue to perform well.”

“We announced one acquisition that closed in the first quarter, and as we have done consistently in recent years, we expect to close three to five acquisitions during the full year 2015. First-quarter results are in line with our expectations and we continue to project total revenue growth in a 5% to 7% range for the full year 2015, and an increase in earnings per share in a range of 12% to 15% over the $0.61 adjusted earnings per share recorded in 2014,” concluded Gerard.

CBIZ will host a conference call at 11:00 a.m. (ET) today to discuss its results. The call will be webcast in a listen-only mode over the Internet for the media and the public, and can be accessed at www.cbiz.com. Shareholders and analysts who would like to participate in the call can register at this link: http://dpregister.com/10064281 to receive the dial-in number and unique personal identification number. Participants may register at any time, including up to and after the call start time.

A replay of the webcast will be made available approximately two hours following the call on the Company’s web site at www.cbiz.com. For those without Internet access, a replay of the call will also be available starting at approximately 1:00 p.m. (ET) April 29 through 5:00 p.m. (ET), May 1, 2015. The toll free dial-in number for the replay is 1-877-344-7529. If you are listening from outside the United States, dial 1-412-317-0088. The access code for the replay is 10064281.

CBIZ, Inc. provides professional business services that help clients better manage their finances and employees. CBIZ provides its clients with financial services including accounting, tax, financial advisory, government health care consulting, risk advisory, real estate consulting, and valuation services. Employee services include employee benefits consulting, property and casualty insurance, retirement plan consulting, payroll, life insurance, HR consulting, and executive recruitment. As one of the largest accounting, insurance brokerage and valuation companies in the United States, the Company’s services are provided through more than 100 Company offices in 34 states.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, but are not limited to, the Company’s ability to adequately manage and sustain its growth; the Company’s dependence on the current trend of outsourcing business services; the Company’s dependence on the services of its CEO and other key employees; competitive pricing pressures; general business and economic conditions; and changes in governmental regulation and tax laws affecting the Company’s insurance business or its business services operations. A more detailed description of such risks and uncertainties may be found in the Company’s filings with the Securities and Exchange Commission.

For further information regarding CBIZ, call our Investor Relations Office at (216) 447-9000 or visit our web site at www.cbiz.com.

CBIZ, INC.

FINANCIAL HIGHLIGHTS (UNAUDITED)

THREE MONTHS ENDED MARCH 31, 2015 AND 2014

(In thousands, except percentages and per share data)

	THREE MONTHS ENDED MARCH 31,
	2015	%	2014 (1)%

Revenue	$213,866	100.0%	$204,726	100.0%

Operating expenses (2)	170,864	79.9%	161,938	79.1%

Gross margin	43,002	20.1%	42,788	20.9%

Corporate general and administrative expenses (3)	9,865	4.6%	10,198	5.0%

Operating income	33,137	15.5%	32,590	15.9%

Other (expense) income:
Interest expense	(2,977)	-1.4%	(3,433)	-1.7%
Gain on sale of operations, net	56	0.0%	8	0.0%
Other income, net (4) (5)	2,859	1.4%	1,975	1.0%

Total other expense, net	(62)	0.0%	(1,450)	-0.7%

Income from continuing operations before income tax expense	33,075	15.5%	31,140	15.2%

Income tax expense	13,572		13,114

Income from continuing operations	19,503	9.1%	18,026	8.8%

Loss from operations of discontinued businesses, net of tax	(335)		(263)
Loss on disposal of discontinued businesses, net of tax	—		(474)

Net income	$19,168	9.0%	$17,289	8.4%

Diluted earnings (loss) per share:
Continuing operations	$0.38		$0.34
Discontinued operations	(0.01)		(0.01)

Net income	$0.37		$0.33

Diluted weighted average common shares outstanding	51,385		52,618

Other data from continuing operations:
Adjusted EBIT (6)	$35,996		$34,565
Adjusted EBITDA (6)	$40,983		$39,265

(1)	Certain amounts in the 2014 financial data have been reclassified to conform to the current year presentation and revised to reflect the impact of discontinued operations.
(2)	Includes expense of $1,117 and $614 for the three months ended March 31, 2015 and 2014, respectively, in compensation associated with net gains from the Company’s deferred compensation plan (see note 4). Excluding this item, “Operating expenses” would be $169,747 and $161,324, or 79.4% and 78.8% of revenue, for the three months ended March 31, 2015 and 2014, respectively.
(3)	Includes expense of $130 and $103 for the three months ended March 31, 2015 and 2014, respectively, in compensation associated with net gains from the Company’s deferred compensation plan (see note 4). Excluding this item, “Corporate general and administrative expenses” would be $9,735 and $10,095, or 4.6% and 4.9% of revenue, for the three months ended March 31, 2015 and 2014, respectively.
(4)	Includes net gains of $1,247 and $717 for the three months ended March 31, 2015 and 2014, respectively, attributable to assets held in the Company’s deferred compensation plan. These net gains do not impact “Income from continuing operations before income tax expense” as they are directly offset by compensation adjustments included in “Operating expenses” and “Corporate general and administrative expenses.”
(5)	For the three months ended March 31, 2015 and 2014, amount includes income of $1,500 and $959, respectively, related to net decreases in the fair value of contingent consideration related to CBIZ’s prior acquisitions.
(6)	Adjusted EBIT represents income from continuing operations before income taxes, interest expense, and gain on sale of operations, net. Adjusted EBITDA represents Adjusted EBIT before depreciation and amortization expense of $4,987 and $4,700 for the three months ended March 31, 2015 and 2014, respectively. The Company has included Adjusted EBIT and Adjusted EBITDA data because such data is commonly used as a performance measure by analysts and investors and as a measure of the Company’s ability to service debt. Adjusted EBIT and Adjusted EBITDA should not be regarded as an alternative or replacement to any measurement of performance or cash flow under generally accepted accounting principles.

CBIZ, INC.

FINANCIAL HIGHLIGHTS (UNAUDITED)

(In thousands, except per share data)

SELECT SEGMENT DATA

	THREE MONTHS ENDED MARCH 31,
	2015	2014 (1)
Revenue
Financial Services	$143,832	$141,238
Employee Services	62,651	56,109
National Practices	7,383	7,379

Total	$213,866	$204,726

Gross Margin
Financial Services	$35,214	$35,475
Employee Services	11,123	10,374
National Practices	782	746
Operating expenses - unallocated (2):
Other	(3,000)	(3,193)
Deferred compensation	(1,117)	(614)

Total	$43,002	$42,788

(1)	Certain amounts in the 2014 financial data have been reclassified to conform to the current year presentation and revised to reflect the impact of discontinued operations.
(2)	Represents operating expenses not directly allocated to individual businesses, including stock-based compensation, consolidation and integration charges and certain advertising expenses. “Operating expenses - unallocated” also include gains or losses attributable to the assets held in the Company’s deferred compensation plan. These gains or losses do not impact “Income from continuing operations before income tax expense” as they are directly offset by the same adjustment to “Other income, net” in the Consolidated Statements of Comprehensive Income. Gains or losses recognized from adjustments to the fair value of the assets held in the deferred compensation plan are recorded as compensation expense in “Operating expenses” and as income or expense in “Other income, net.”

NON-GAAP EARNINGS AND PER SHARE DATA

Reconciliation of Income from Continuing Operations to Non-GAAP Earnings from Continuing Operations (3)

	THREE MONTHS ENDED MARCH 31,
	2015	Per Share	2014 (1)	Per Share

Income from Continuing Operations	$19,503	$0.38	$18,026	$0.34

Selected non-cash items:
Amortization	3,529	0.07	3,461	0.07
Depreciation (4)	1,458	0.03	1,239	0.02
Non-cash interest on convertible notes	595	0.01	736	0.01
Stock-based compensation	1,622	0.03	1,390	0.03
Adjustment to contingent earnouts	(1,500)	(0.03)	(959)	(0.02)

Non-cash items	5,704	0.11	5,867	0.11

Non-GAAP earnings - Continuing Operations	$25,207	$0.49	$23,893	$0.45

(3)	The Company believes Non-GAAP earnings and Non-GAAP earnings per diluted share more clearly illustrate the impact of certain non-cash charges and credits to “income from continuing operations” and are a useful measure for the Company and its analysts. Non-GAAP earnings is defined as income from continuing operations excluding: depreciation and amortization, non-cash interest expense, non-cash stock-based compensation expense, and adjustments to the fair value of contingent consideration related to prior acquisitions. Non-GAAP earnings per diluted share is calculated by dividing Non-GAAP earnings by the number of weighted average diluted common shares outstanding for the period indicated. Non-GAAP earnings and Non-GAAP earnings per diluted share should not be regarded as a replacement or alternative to any measurement of performance under generally accepted accounting principles.
(4)	Capital spending was $3.0 million and $1.6 million for the three months ended March 31, 2015 and 2014.

CBIZ, INC.

FINANCIAL HIGHLIGHTS (UNAUDITED)

(In thousands, except percentages and ratios)

SELECT BALANCE SHEET DATA AND RATIOS

	MARCH 31, 2015	DECEMBER 31, 2014
Cash and cash equivalents	$128	$979
Restricted cash	$25,608	$28,293
Accounts receivable, net	$188,484	$143,048
Current assets before funds held for clients	$240,827	$196,479
Funds held for clients - current and non-current	$125,594	$182,847
Goodwill and other intangible assets, net	$533,118	$526,462

Total assets	$991,033	$991,244

Notes payable - current	$297	$760
Current liabilities before client fund obligations	$107,991	$111,232
Client fund obligations	$125,583	$183,936
Bank debt	$146,800	$107,400
Convertible notes - non-current (1)	$97,165	$96,569

Total liabilities	$572,700	$591,399

Treasury stock	$(430,693)	$(425,685)

Total stockholders’ equity	$418,333	$399,845

Debt to equity (2)	58.4%	51.2%
Days sales outstanding (DSO) - continuing operations (3)	90	70

Shares outstanding	49,336	49,487
Basic weighted average common shares outstanding	48,146	48,343
Diluted weighted average common shares outstanding	51,385	51,487

(1)	The 2010 Notes and 2006 Convertible Senior Subordinated Notes (“2006 Notes”) are classified as a non-current liability due to Management’s intention to retire the 2010 Notes and 2006 Notes during the year ended December 31, 2015 with the amounts available under the credit facility. In addition, the Company may repurchase additional 2010 Notes in privately negotiated transactions before maturity date, but there can be no assurance that additional transactions will be completed or on what terms.
(2)	Ratio is convertible notes, bank debt and notes payable divided by total stockholders’ equity.
(3)	DSO is provided for continuing operations and represents accounts receivable, net and unbilled revenue (net of realization adjustments) at the end of the period, divided by trailing twelve month daily revenue. The Company has included DSO data because such data is commonly used as a performance measure by analysts and investors and as a measure of the Company’s ability to collect on receivables in a timely manner. DSO should not be regarded as an alternative or replacement to any measurement of performance under generally accepted accounting principles. DSO at March 31, 2014 was 92.